UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 South Broad Street
Canfield, Ohio 44406

March 22, 2011

To Our Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Farmers National Banc Corp. (the “Company”) to be held April 28, 2011, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406.

At the Annual Meeting, you will be asked to: (i) elect three Class I directors whose terms will expire at the Annual Meeting in 2014; (ii) ratify the Audit Committee’s appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (iii) consider an advisory vote on executive compensation; (iv) consider an advisory vote on the frequency of holding an advisory vote on executive compensation; (v) consider and approve an amendment to the Company’s Articles of Incorporation, as amended; and (vi) consider and approve an amendment to the Company’s Amended Code of Regulations.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

John S. Gulas
President and Chief Executive Officer

Farmers National Banc Corp.
20 South Broad Street
Canfield, Ohio 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 28, 2011

The Annual Meeting of Shareholders of Farmers National Banc Corp. (the “Company”) will be held at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406, Thursday, April 28, 2011, at 3:30 p.m., Eastern Time, for the following purposes:

1.	To elect three Class I directors;

2.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

5.	To consider and vote upon a proposal to amend Article XIII of the Company’s Articles of Incorporation, as amended (the “Articles”), to eliminate pre-emptive rights;

6.	To consider and vote upon a proposal to amend Article II, Section 6, of the Company’s Amended Code of Regulations (the “Regulations”), to provide that a quorum for purposes of a shareholder meeting shall consist of not less than one-third of the Company’s common shares entitled to vote at a meeting; and

7.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote: (i) “For” the election of each of the director nominees: (ii) “For” the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (iii) “For” approval of the compensation of the Company’s named executive officers; (iv) “For” a frequency of “1 Year” for holding an advisory vote on executive compensation; (v) “For” the amendment of Article XIII of the Articles, and (vi) “For” the amendment of Article II, Section 6, of the Regulations.

By Order of the Board of Directors,

Frank L. Paden
Secretary

Canfield, Ohio

March 22, 2011

Farmers National Banc Corp.

PROXY STATEMENT

March 22, 2011

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp, an Ohio corporation (the “Company”), of the accompanying proxy to be voted at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 28, 2011, at 3:30 p.m., Eastern Time, and at any adjournment thereof. The mailing address of the principal executive offices of the Company is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and the Company’s 2010 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 22, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held Thursday, April 28, 2011, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 340 North Broad Street, Canfield, Ohio 44406. To obtain directions to attend the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Company’s Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that the Company is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

The Company’s Board of Directors has set February 28, 2011 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 28, 2011, 18,646,035 of the Company’s common shares, no par value, were outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the Annual Meeting, and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. The Company has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the common shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, the Company is offering shareholders of record the opportunity to vote their common shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 3:00 a.m. Eastern Time, on April 28, 2011.

If you hold your common shares in street name, you should follow the voting instructions provided to you by the organization that holds your common shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your common shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on February 28, 2011 in order to vote in person.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your common shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your common shares will be voted:

•	“FOR” the election of each of the three Class I director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS;”

•	“FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;”

•	“FOR” the approval of the compensation of the Company’s named executive officers under “PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION;”

•	“FOR” a frequency of “1 YEAR” on “PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION;”

•	“FOR” the proposal to amend Article XIII of the Company’s Articles of Incorporation, as amended (the “Articles”), under “PROPOSAL FIVE — APPROVAL OF AMENDMENT TO ARTICLE XIII OF THE ARTICLES OF INCORPORATION, AS AMENDED;” and

•	“FOR” the proposal to amend Article II, Section 6, of the Company’s Amended Code of Regulations (the “Regulations”) under “PROPOSAL SIX — APPROVAL OF AMENDMENT TO ARTICLE II, SECTION 6, OF THE AMENDED CODE OF REGULATIONS.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, the Company did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with regard to the same common shares;

•	the execution of a later casted Internet or telephone vote with regard to the same common shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	notifying the Secretary in person at the Annual Meeting.

If your common shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the common shares on February 28, 2011. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common shares held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Morrow & Company to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $8,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person or by proxy at the Annual Meeting for the election of directors will constitute a quorum. At least 9,323,018 common shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of any other business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their common shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their common shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required

• PROPOSAL ONE — ELECTION OF DIRECTORS
• Election of the three Class I director nominees requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
• The proposal to ratify the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

• PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION
• The proposal to approve the resolution regarding the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

Proposal	Vote Required

• PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
• The proposal to determine the frequency of holding an advisory vote on the Company’s executive compensation requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote for “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” Broker non-votes and proxies marked “ABSTAIN” will not be counted toward the frequency of any specified time period and, thus, will have no effect other than that they will be counted for establishing a quorum. As this is an advisory vote, it is not binding on the Compensation Committee or the Board of Directors and the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the preference receiving the highest number of votes. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

• PROPOSAL FIVE — APPROVAL OF AMENDMENT TO ARTICLE XIII OF THE ARTICLES OF INCORPORATION, AS AMENDED
• The proposal to amend Article XIII of the Articles requires the affirmative vote of the holders of common shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Five. Abstentions and broker non-votes will have the same effect as votes against Proposal Five.

• PROPOSAL SIX — APPROVAL OF AMENDMENT TO ARTICLE II, SECTION 6, OF THE AMENDED CODE OF REGULATIONS
• The proposal to amend Article II, Section 6, of the Regulations requires the affirmative vote of the holders of a majority of the voting power of the Company. Shareholders may vote ‘‘FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Six. Abstentions and broker non-votes will have the same effect as votes against Proposal Six.

Under Ohio law, the Articles, and the Regulations, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each common share owned, and shareholders may not cumulate votes in the election of directors. Common shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in 2010, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “WITHHOLD AUTHORITY” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page 9 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2011

The proxy statement, Form 10-K for the year ended December 31, 2010 and the 2010 Annual Report to Shareholders are available at www.farmersbankgroup.com.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of the Company is currently comprised of nine members, two of whom are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “PROPOSAL ONE — ELECTION OF DIRECTORS” beginning on page 13 of this proxy statement. In 2010, the Board of Directors affirmatively determined that all of the directors listed below are “independent directors” under the rules of The NASDAQ Stock Market LLC (the “NASDAQ”):

Anne Frederick Crawford	Lance J. Ciroli
Joseph D. Lane	Ralph D. Macali
David Z. Paull	Earl R. Scott
Ronald V. Wertz

The only current directors of the Company who have not been deemed independent by the Board of Directors are John S. Gulas, the Company’s President and Chief Executive Officer, and Frank L. Paden, the Company’s Executive Chairman and Secretary. The Board of Directors also determined that former directors James R. Fisher and Benjamin R. Brown, each of whom served as a director of the Company during 2010, were independent under current NASDAQ listing standards.

During 2010, certain current directors and executive officers of the Company, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including the Company’s subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and the Company or any of its subsidiaries are conducted in the ordinary course of business. The Company encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions, including equipment leasing transactions, were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of a director’s independent judgment in carrying out the responsibilities of any director.

Certain Relationships and Related Transactions

The Company’s Audit Committee is responsible for reviewing and approving all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by the Company or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Audit Committee either on a case-by-case basis (such as loans made by the Farmers Bank to an insider) or, in the case of an ongoing relationship are approved at the outset of the relationship and periodically reviewed. All loans to insiders of the Company: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 19 meetings during 2010. All incumbent directors, except for Lance J. Ciroli, attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with the Company’s Corporate Governance

Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the then current members of the Board of Directors attended the 2010 Annual Meeting held on April 30, 2010, except for Ralph D. Macali.

Board Leadership and Lead Independent Director

Prior to 2010, Frank L. Paden served as the President and Chief Executive Officer of the Company. In 2010, John S. Gulas succeeded Mr. Paden as President and Chief Executive Officer, with Mr. Paden continuing to serve as Executive Chairman and Secretary. Consequently, the Company does not currently have one individual acting as both Chairman and Chief Executive Officer. However, as a result of Mr. Paden’s non-independent status, the Board of Directors determined that in order to appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, it was desirable for the Board to have an “independent lead director.” Accordingly, the Board of Directors created the position of Lead Independent Director in 2010, and appointed Ronald V. Wertz to serve as Lead Independent Director. As Lead Independent Director, Mr. Wertz is responsible for presiding at all executive sessions of the Board and acts as an active liaison between management and the Company’s non-employee directors, maintaining frequent contact both with Messrs. Gulas and Paden to advise them on the progress of Board committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting the Company’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board of Directors and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to the Company.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Board Loan Committee; (iii) Compensation Committee; (iv) Corporate Governance and Nominating Committee; and (v) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Earl R. Scott (Chairman), Ralph D. Macali and David Z. Paull. The Board has determined that it has one “audit committee financial expert” serving on its Audit Committee. Specifically, Earl R. Scott has been determined to have the attributes listed in the definition of an “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Scott acquired these attributes through education and experience as a certified public accountant. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on the Company’s website at www.farmersbankgroup.com. The Audit Committee held five meetings during 2010.

Board Loan Committee

The Board Loan Committee establishes, monitors and reviews the lending policies, strategies and lending risk management procedures of Farmers Bank and reviews the quality and performance of Farmers Bank’s loan portfolio. All directors are members of the Board Loan Committee. The Board Loan Committee operates under a written charter, which is reviewed annually by the Board Loan Committee and the Board of Directors. A copy of the current Board Loan Committee Charter is available on the Company’s website at www.farmersbankgroup.com. The Board Loan Committee meets on a regular basis with three members of Farmers Bank’s executive loan committee. The Board Loan Committee held 24 meetings during 2010.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for the executive officers of the Company and generally administers the Company’s incentive compensation programs. The members of the Compensation Committee are Anne Frederick Crawford (Chair), Lance J. Ciroli, David Z. Paull and Ronald V. Wertz. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on the Company’s website at www.farmersbankgroup.com. The Compensation Committee held six meetings during 2010.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 19.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The Corporate Governance and Nominating Committee consists of Ronald V. Wertz (Chair), Anne Frederick Crawford and Joseph D. Lane. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on the Company’s website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held five meetings during 2010.

Risk Management Committee

The Risk Management Committee oversees management’s implementation and enforcement of the Company’s policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Risk Management Committee are Lance J. Ciroli (Chair), Ralph D. Macali and Earl R. Scott. The Risk Management Committee held three meetings during 2010. The Risk Management Committee operates under a written charter, which is reviewed annually by the Risk Management Committee and the

Board of Directors. A copy of the current Risk Management Committee Charter is available on the Company’s website at www.farmersbankgroup.com. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 19.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, under Ohio law, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of the Company. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Corporate Governance and Nominating Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee shall consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and the Company. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, the Company will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for directors of the Company, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which the Company does business;

•	ability and willingness to commit adequate time to Board of Director and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations. During the course of 2010, Board of Directors identified Lance J. Ciroli and David Z. Paull from its internal list to fill vacancies on the Board of Directors.

Under the Corporate Governance Guidelines, a director is required to retire from the Board no later than the next annual meeting of shareholders following such director’s 74th birthday. Additionally, directors who are also employees of the Company must tender their resignation from the Board of Directors upon retirement, resignation or removal from employment with the Company or upon a demotion in their job responsibilities. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of the Company no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice is given to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. During 2010, the Board of Directors adopted the Corporate Governance Guidelines, which updated and formalized certain aspects of the Company’s shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	The name, age, business address and residence address of the candidate;

2.	The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and the Company, as well as the candidate’s prior business and directorship experience);

3.	The number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and the Company);

5.	A description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	A qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to the Company or how the candidate would vote or serve as a director;

8.	A completed copy of the Company’s Questionnaire for New Director Candidates;

9.	All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with the Company, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	The consent of the candidate to serve as a director of the Company if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the shareholder;

C.	A representation that the shareholder is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to the common shares;

G.	Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

H.	The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving the Company and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

J.	If the shareholder is other than an individual: (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles); (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; (iii) the names and addresses of each person that would be deemed to control the shareholder; and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of the Company for its next Annual Meeting of Shareholders to be held in 2012 may be made only by a qualified shareholder and must be received by the Company no later than November 23, 2011.

If a shareholder intends to submit a proposal at the Company’s 2012 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by February 6, 2012, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2012. The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual director at the address of the Company or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of the Company or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own beneficially more than ten percent of its common shares (“Section 16 Filers”) to file reports of ownership and transactions in the common shares with the Commission and to furnish the Company with copies of all such forms filed. The Company understands from the information provided to it by Section 16 Filers that no delinquent filings occurred during 2010.

PROPOSAL ONE — ELECTION OF DIRECTORS

In accordance with the provisions of the Company’s Regulations, the Board of Directors has currently fixed the number of directors at nine. Previously, the number of directors was fixed at eight, however, with the appointment of John S. Gulas as a Class I director, effective July 1, 2010, the Board was expanded to nine. The Board of Directors is currently divided into three classes, each with three year terms, and there are three directors currently serving in each class.

During 2010, James R. Fisher and Benjamin R. Brown each retired from their positions as members of the Board of Directors. Pursuant to the provisions of the Company’s Regulations, vacancies in the Board of Directors may be filled by the affirmative vote of the remaining members of the Board of Directors. Consequently, during the course of 2010, the Board of Directors appointed each of Lance J. Ciroli and David Z. Paull to fill the Class II director positions vacated by Messrs. Fisher and Brown. In addition, on February 8, 2011, Joseph D. Lane notified the Company that he would be retiring from service as a director at the completion of his current term at the Annual Meeting.

The Corporate Governance and Nominating Committee has recommended to the Board of Directors three Class I directors, and the Board has nominated such persons. In regards to Mr. Bestic, who is not currently a director of the Company, the Corporate Governance and Nominating Committee identified Mr. Bestic upon review of its current list of potential director candidates, and the Board of Directors believes that Mr. Bestic has the attributes, skills and qualifications necessary to be a successful and productive member of the Board of Directors.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

Set forth below for each nominee for election as a director and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors. The following information, as of February 28, 2011, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director and director nominee, has been furnished to the Company by each director nominee and director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS
(Term Expiring in 2014)

		Principal Occupation for Past Five Years
Name	Age	and Other Information

Gregory C. Bestic	56	Mr. Bestic is a Managing Principal of Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic is a Certified Public Accountant and a Certified Forensic Accountant, and has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. Mr. Bestic serves on a number of community and civic boards in the Mahoning Valley, including Salem Community Hospital and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, will allow him to provide accounting, local business and corporate governance expertise to the Board of Directors and has nominated him for election.
John S. Gulas	52	Mr. Gulas is the President and Chief Executive Officer of the Company, a position he has held since July 2010. From July 2008 to July 2010, Mr. Gulas served as the Company’s Chief Operating Officer. From 2005 to 2007, Mr. Gulas was President and Chief Executive Officer of Sky Trust Co., N.A. Mr. Gulas has over 26 years of banking experience, including executive roles with Wachovia and Key Bank. Mr. Gulas is a native of the Mahoning Valley and is on the board of the Regional Chamber as well as other community and civic boards. Mr. Gulas was appointed as a member of the Board of Directors in July 2010 and serves on the Board Loan Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Gulas has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with the Company, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for election.
Ronald V. Wertz	64	Mr. Wertz has served as a director of the Company since 1989 and has served as the Company’s Lead Independent Director since 2010. Mr. Wertz is a member of the Board Loan, Corporate Governance and Nominating and Compensation Committees. Mr. Wertz is currently retired and is an active member of the Mahoning Valley community. Formerly, Mr. Wertz was the President and Chief Executive Officer of Boyer Insurance, Inc., which was later acquired by Wells Fargo Insurance Services, as well as a risk management consultant for Wells Fargo Insurance Services. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Wertz has developed through his leadership and business experiences in the Mahoning Valley business market, as well as his exemplary service as a director of the Company, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

CLASS II DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2012)

		Principal Occupation for Past Five Years
Name	Age	and Other Information

Lance J. Ciroli	60	Mr. Ciroli has served as a director of the Company since September 2010 and is a member of the Board Loan and Compensation Committees. Since 2009, Mr. Ciroli has operated NBE Bank Consulting Services, a bank consulting services company, which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive experience in the area of national bank regulation, allow him to provide continued regulatory and local business expertise to the Board of Directors.
Anne Frederick Crawford	47	Ms. Crawford has served as a director of the Company since 2004 and is a member of the Board Loan, Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed/sole proprietor attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of real estate, probate and estate planning. Previously, Ms. Crawford was a partner at the law firm of Brennan, Frederick, Vouros & Yarwood. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in the Mahoning Valley, including the American Cancer Society. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of the Company, allow her to provide continued legal and local business expertise to the Board of Directors.
David Z. Paull	56	Mr. Paull has served as a director of the Company since January 2011 and is a member of the Audit, Board Loan and Compensation Committees. Mr. Paull is the Vice President, HR Operations and Labor Relations for RTI International Metals, Inc., where he is responsible for human resource activities for all domestic manufacturing locations in the United States. Mr. Paull is a member of the Board of Directors and Executive Committee of the Regional Chamber and a member of the board of directors of the Humility of Mary Center For Learning, where he serves on the Mission and Planning Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources, allow him to provide continued local business and corporate governance expertise to the Board of Directors.

CLASS III DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2013)

		Principal Occupation for Past Five Years
Name	Age	and Other Information

Ralph D. Macali	55	Mr. Macali has served as a director of the Company since December 2001 and is a member of the Audit, Board Loan and Risk Management Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, a partner in P.M.R.P. Partnership, which owns commercial and residential real estate and a partner in Macali Family Limited Partnership, which owns various retail stores. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of the Company, allow him to provide continued regional business and leadership expertise to the Board of Directors.
Frank L. Paden	60	Mr. Paden is the Executive Chairman of the Board of Directors and Secretary of the Company and has served as a director of the Company since 1992. From 1995 to July 2010, Mr. Paden served as President and Secretary of the Company, and prior thereto, served in a variety of roles with Farmers Bank since 1974. Mr. Paden serves as a member of the Board Loan Committee. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paden has developed through his extensive tenure with the Company, his experiences in the banking and financial services industries in general, as well as his significant leadership experiences with the Company and the Board of Directors, allow him to provide continued business and leadership insight to the Board of Directors.
Earl R. Scott	65	Mr. Scott has served as a director of the Company since December 2003 and is a member of the Audit, Board Loan and Risk Management Committees. Mr. Scott is a CPA and President of Reali, Giampetro & Scott, a local accounting firm with offices in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Scott has developed through his education and leadership experiences in the field of accounting, his knowledge and business experience in the Mahoning Valley, as well as his experience as a director of the Company, allow him to provide continued financial and regional business expertise to the Board of Directors.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 28, 2011, regarding beneficial ownership of the common shares by each director, each director nominee, each of the named executive officers of the Company appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of the Company as a group and by each person known to the Company to own 5% or more of its common shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

	Total Beneficial		Percent of
Name	Ownership(1)		Outstanding(2)

Gregory C. Bestic	1,146	(3)	*
Lance J. Ciroli	16,967		*
Anne Fredrick Crawford	76,568	(4)	*
John S. Gulas	23,050	(5)	*
Joseph D. Lane	267,802	(6)	1.4%
Ralph D. Macali	107,694	(7)	*
Frank L. Paden	67,561		*
David Z. Paull	6,364		*
Earl R. Scott	15,733	(8)	*
Ronald V. Wertz	108,844	(9)	*
Carl D. Culp	10,908	(10)	*
Mark L. Graham	279,854	(11)	1.5%
Kevin J. Helmick	5,205		*
Total (12 directors and executive officers)	987,696		5.3%
5% Or Greater Shareholders
M3 Partners, L.P.	1,100,000	(12)	5.9%
215 South State Street, Suite 1170, Salt Lake City, Utah 84111

*	Less than 1%.

(1)	The amounts shown represent the total outstanding common shares beneficially owned by the individuals or and the common shares issuable upon the exercise of stock options within 60 days of February 28, 2011. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the common shares indicated.

(2)	For all directors and executive officers, the percentage of class is based upon the sum of: (i) 18,646,035 common shares issued and outstanding on February 28, 2011; and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of February 28, 2011.

(3)	Mr. Bestic owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(4)	Ms. Crawford owns 57,216 common shares jointly with her spouse, and she has shared voting and dispositive power with respect to such shares. Amount includes 7,614 common shares held by a trust, over which Ms. Crawford’s spouse is trustee with voting and dispositive power . Amount also includes 11,738 common shares held by a trust, over which Ms. Crawford has voting and dispositive power but no pecuniary interest therein.

(5)	Amount includes 2,000 common shares subject to options exercisable within 60 days.

(6)	Amount includes 7,635 common shares owned by Mr. Lane’s spouse, over which he has shared voting and dispositive power. Amount also includes 260,166 common shares held by various trusts, over which Mr. Lane has voting and dispositive power.

(7)	Amount includes 31,584 common shares owned by Mr. Macali’s children, over which he has voting and dispositive power. Amount also includes 16,391 and 32,449 common shares held by a trust and partnership, respectively, over which Mr. Macali has voting and dispositive power.

(8)	Amount includes 4,838 common shares owned by Mr. Scott’s spouse, over which he has shared voting and dispositive power.

(9)	Mr. Wertz owns 151 shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares. Amount also includes 103,213 common shares held by various trusts, over which Mr. Wertz has shared voting and dispositive power with his spouse.

(10)	Mr. Culp owns his shares jointly with his spouse, and he has shared voting and dispositive power with respect to such shares.

(11)	Amount includes 825 common shares owned by Mr. Graham’s children, over which he has voting and dispositive power. Amount also includes 271,959 common shares held by certain trusts and a charitable foundation, over which Mr. Graham has voting and dispositive power. Mr. Graham has no pecuniary interest in any shares held by such trusts or charitable foundation.

(12)	As reported in a Schedule 13G filed with the Commission on February 2, 2011, all 1,100,000 of the common shares are owned directly by M3 Partners, L.P. (“M3 Partners”), whose general partner is M3 Funds, LLC (the “General Partner”) and whose investment adviser is M3F, Inc. (the “Investment Adviser”). According to the Schedule 13G, the General Partner and the Investment Adviser could each be deemed to be indirect beneficial owners of the common shares, and could be deemed to share such beneficial ownership with M3 Partners. As reported in the Schedule 13G, Jason A. Stock and William C. Waller are the managers of the General Partner and the managing directors of the Investment Adviser, and could be deemed to share such indirect beneficial ownership with the General Partner, the Investment Adviser and M3 Partners.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for the Company’s named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding the Company’s named executive officers. For 2010, the Company’s named executive officers were:

Name	Title

John S. Gulas	President and Chief Executive Officer
Carl D. Culp	Executive Vice President and Chief Financial Officer
Frank L. Paden	Executive Chairman of the Board and Secretary; Former President and Chief Executive Officer
Mark L. Graham	Senior Vice President and Senior Loan Officer
Kevin J. Helmick	Senior Vice President, Retail Services

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of the Company’s named executive officers and establishes the Company’s executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation plans and arrangements, including employment and severance arrangements with Company executives. In addition, the Compensation Committee evaluates the performance of the Company’s executive officers in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee also reviews overall corporate policy regarding compensation and benefit programs that are generally available to all employees and may make recommendations concerning those programs.

Although the Compensation Committee has authority to approve individual compensation arrangements, for example employment contracts and individual incentive award goals, as well as authority to engage legal advisors and compensation consultants for advice about compensation issues, the Compensation Committee does not act entirely autonomously on the approval and implementation of compensation plans. For example, the Compensation Committee recommends the terms of the Company’s annual incentive compensation program, but final approval of such program is presented to the full Board of Directors for approval. At the Compensation Committee’s request, management may provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Compensation Committee’s Philosophy on Executive Compensation

The Company’s goal is to hire and retain an executive management team that will promote the Company’s short-term and long-term success. The Company seeks to achieve this goal by providing a fair and competitive compensation package, which includes performance-based, at-risk pay components aligned to strategic and financial performance objectives that drive the Company’s annual and long-term performance and ultimately shareholder value. In addition, the Company seeks to implement a compensation program that appropriately balances risk and financial results with the ultimate goal of creating and maintaining compensation programs that promote the safety and soundness of the Company.

The principal elements of each named executive officers’ compensation currently consist of base salary and annual cash incentive compensation. Like other employees, the named executive officers also receive matching contributions to their 401(k) retirement plan accounts from the Company. Historically, the Company has also awarded equity-based compensation, including restricted share awards and stock options, to executive officers in order to provide an additional link between executive compensation rewards and long-term shareholder value. However, as the result of the expiration of the Company’s 1999 Stock Option Plan in 2009 and the failure of shareholders to adopt the Omnibus Equity Plan submitted by the Company for shareholder approval at the 2010 Annual Meeting, the Company does not currently have a compensation plan under which additional equity awards may be made. Consequently, while the Compensation Committee is currently unable to incorporate equity awards into its executive compensation structure, the Committee will continue to evaluate its current compensation structure, as well as other potential types of compensation plans or arrangements, in order to properly calibrate its executive compensation plans and arrangements with market and industry compensation trends and to align its compensation programs with both short- and long-term performance.

Determination of Amounts of Compensation and the Role of Benchmarking.

Historically, the Compensation Committee has not engaged in any “benchmarking” of the Company’s compensation against any other institution; however, it has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in the Company’s geographic market. In addition, the Compensation Committee does not have a practice of adhering to a strict formula in order to determine executive officer compensation packages and, instead, has relied on a variety of factors including experience, responsibility, individual performance and the overall financial performance of the Company. However, given the competitive nature of the financial services industry in general, and the fact that the Company competes in its primary market with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executive talent, the Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain the Company’s high-performing executives and attract new executive talent to the Company.

During 2010, the Compensation Committee did not retain a separate outside compensation consultant; however, for 2011, the Compensation Committee has retained the services of Organizational Consulting Group (“OCG”) to help evaluate its executive compensation plans and programs, as well as provide information and data relative to emerging compensation trends, appropriate comparable financial institutions, and various market survey data. Pursuant to the terms of its retention, OCG will report directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with OCG.

2010 Named Executive Officer Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with the Company and for their performance in those roles. For each named executive officer, the Compensation Committee annually reviews base salary levels and seeks to adjust named executive officer salaries based upon the Company’s financial performance, the individual performance of the particular executive, as well as the Company’s overall compensation philosophy. Pursuant to the terms of their respective employment agreements, the base salary levels of Messrs. Gulas and Paden are reviewed annually by the Compensation Committee and may be adjusted by the Board of Directors at the recommendation of the Compensation Committee. For all executive officers who directly report to the Chief Executive Officer, Mr. Gulas (previously, Mr. Paden) annually evaluates each executive officer to determine whether a base salary increase or decrease is merited based upon individual performance, and with regards to Mr. Culp, presents his base salary adjustment recommendation to the Compensation Committee. As part of his evaluation process, Mr. Gulas evaluates each of the Company’s named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. In regards to Messrs. Gulas and Paden, during 2010 the Compensation Committee undertook a separate evaluation of such individuals to determine whether a base salary adjustment was appropriate. In undertaking its evaluation, the Compensation Committee evaluated Messrs. Gulas and Paden based upon the individual performance factors described above as well as the Company’s overall financial and strategic performance in 2010.

As a result the evaluations described above, the following base salary adjustments were implemented during 2010: (i) Mr. Culp received a base salary increase of approximately 15%, as a result of the Compensation Committee’s determination that his salary was below the average for a principal financial officer of a public company of the Company’s size and because the Committee’s and Mr. Gulas’ assessment of

Mr. Culp’s performance was positive; (ii) Mr. Graham received a base salary increase of approximately 3%, as a reflecting a positive performance assessment by Mr. Gulas; and (iii) Mr. Helmick received a base salary increase of approximately 18%, (1) as a result of the performance of the Farmers National Investments division of Farmers Bank, (2) to reflect a positive performance assessment by Mr. Gulas and (3) to competitively position his base salary with similarly situated executives at other geographically comparable financial institutions. In regards to Mr. Gulas, the salary of Mr. Gulas in 2009 is not directly comparable to his salary in 2010, as a result of his promotion from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer in July 2010, which accounted for the 27% increase in his 2010 salary relative to his 2009 salary.

401(k) Contributions

In May 1996, the Company adopted a 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). All employees of the Company and Farmers Bank who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in the 401(k) Plan. Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations. Under the 401(k) Plan, Farmers Bank matches a percentage of each participant’s voluntary contributions up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2010, Farmers Bank provided 401(k) matching contributions for each of the named executive officers; however, the Company did not elect to make any additional profit sharing contribution in 2010.

Incentive Compensation Programs

The Compensation Committee believes that performance-based cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals, which the Company and management believes are the ultimate drivers of the Company’s long-term success and shareholder value. The 2010 Executive Compensation Plan (the “ECP) was adopted by the Board of Directors of the Company on September, 14, 2010, as approved and recommended by the Compensation Committee. The 2010 ECP authorizes the Compensation Committee to pay plan-based cash incentive awards to Messrs. Gulas, Culp and Paden, if the Company achieves specific financial goals or if the individual participant performs in certain categories to a level deemed by the Compensation Committee to be acceptable for the receipt of a cash incentive award. Each participant under the 2010 ECP is eligible to receive a cash incentive bonus of up to 35% of his yearly base salary. Payment under the 2010 ECP is contingent upon the achievement of pre-established performance goals relating to five performance criteria (four objective and one subjective) established by the Compensation Committee. Each of the criteria has an assigned weight and each of the objective criteria has a specific target or goal for the year. In the event that the Company or the individual does not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that portion of the 2010 ECP. In determining the 2010 ECP targets, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were achievable with strong management performance. Accounting for 75% of the total weight, the four objective, quantitative financial targets or goals for 2010 and their individual assigned weights were:

1.	Earnings per share of $0.51 or more (25% weight). Actual earnings per share for 2010 was $0.66, a 50% improvement over earnings per share of $0.44 in 2009.

2.	Tier 1 leverage capital of 7.20% (15% weight). Like most if not all domestic banking organizations, the Company’s operations have been adversely affected by the economic crisis that began at the end of 2007. The financial crisis has highlighted the role that capital serves as protection against loss, liquidity risk, and insolvency. Because of the continuing growth in Farmers Bank’s business and the increase in its allowance for loan losses associated with current economic conditions, senior management and the Board of Directors determined that increased capital levels were appropriate. Effective February 2, 2010, Company agreed to the Office of the Comptroller of the Currency’s proposal that Farmers Bank’s Tier 1 leverage capital be a minimum of 7.20% and that its total risk-based capital ratio be a minimum of 11.00%. Farmers Bank’s Tier 1 leverage ratio as of December 31,

2010 was 7.38%, an improvement of 86 basis points over the 6.52% Tier 1 leverage ratio as of December 31, 2009.

3.	Efficiency ratio no greater than 64% (20% weight). The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and noninterest income. The efficiency ratio is a rough measure of the amount of expense incurred to generate an additional dollar of income: the greater the percentage, the greater the cost. Detailed information concerning net interest income and non-interest income and expense is contained in the Annual Report accompanying this proxy statement. On a tax-equivalent basis, Farmer’s Bank efficiency ratio for 2010 was 61%, compared to 67% for 2009.

4.	Classified assets divided by the sum of Tier 1 capital at the Farmers Bank level, plus allowance for loan losses “Classified Assets to Capital Ratio” of no greater than 38% (15% weight). This financial metric is generally used to measure of a financial institution’s protection against deteriorated and deteriorating asset quality. Because of the significant asset quality problems of financial institutions in recent years, asset quality ratios such as the Classified Assets to Capital Ratio have become a prominent feature of supervisory standards for prudential operations and financial institution analyses used by the investment community. Although federal banking regulatory agencies do not reveal examination criteria, the Company and Farmers Bank had reason to believe that a Classified Assets to Capital Ratio exceeding 50% may lead to increased supervisory attention from federal banking regulatory authorities, but a Classified Assets to Capital Ratio below 40% is likely to be regarded positively, particularly if the ratio’s trend is declining. Farmers Bank’s Classified Assets to Capital Ratio as of December 31, 2010 was 53%, or 10 percentage points higher than the 43% ratio at the end of 2009.

The fifth and final criterion consists of a subjective evaluation of the participant’s development and implementation of strategic initiatives and overall performance throughout the year (25% weight). The Compensation Committee may increase, reduce, or waive performance targets or awards as the committee deems appropriate based on economic conditions or other factors. The Compensation Committee must confirm each payment under the 2010 ECP before the payment is made.

The following table illustrates application of the 2010 ECP goals as well as actual results for 2010.

Criteria	Weight	Target	2010 Results	Payout

Earnings Per Share	25%	$0.51	$0.66	100%
Tier 1 Leverage Capital	15%	7.20%	7.38%	100%
Efficiency Ratio	20%	64%	61.10%	100%
Classified Assets to Capital Ratio	15%	38%	53%	0%
Individual Performance Evaluation	25%	Subjective	Subjective	Variable

In regards to the individual performance component, the Compensation Committee determined that each of Messrs. Gulas and Culp were deserving of a full award under this component, as a result of their leadership and individual efforts during 2010. In addition, the Compensation Committee noted that Messrs. Gulas and Culp had played important roles in the completion of the Company’s capital raising and expansion strategic initiatives during the course of 2010. With regard to Mr. Paden, the Compensation Committee determined that a payout on the individual performance component was not warranted. Accordingly, the total cash incentive awards were $76,979 for Mr. Gulas, $48,195 for Mr. Culp and $52,626 for Mr. Paden.

In addition to the 2010 ECP, the Compensation Committee authorized Farmers Bank’s Executive Committee (the “Executive Committee”), which is comprised of certain members of management, including Messrs. Gulas and Culp, to establish and implement a performance-based incentive compensation plan for certain other members of Farmers Bank’s senior management, as well as other specified groups of employees. Pursuant to this delegation, the Executive Committee established the 2010 ICP (the “ICP”), which provides a cash incentive compensation opportunity to participants, if the Company achieves specific financial goals or if the individual participant performs in certain categories. Under the 2010 ICP, each of the participants’ right to payment under the plan is contingent upon the achievement of pre-established performance goals for the performance period.

Of the named executive officers, the Executive Committee determined that Mr. Graham would be eligible to participate in the 2010 ICP and established a funding formula based upon trailing 12 month net interest margin times net loan footings times 10 basis points. For purposes of Mr. Graham’s 2010 ICP opportunity, the target funding pool was set at 30% of base salary with a maximum funding pool of 40%. Under the 2010 ICP, the Executive Committee determined five specific performance criteria for Mr. Graham and each criteria was assigned a weight and specific threshold, target and maximum performance goals for the year. In selecting performance metrics for the 2010 ICP, the Executive Committee sought to establish corporate performance metrics that are the key drivers of the Company’s short- and long-term financial and strategic goals, as well as metrics focused on Mr. Graham’s specific areas of responsibility. In determining the 2010 ICP targets, the Executive Committee utilized the Company’s budgeting model to set the target at levels that were achievable with strong performance by the Company and Mr. Graham. For performance reaching the threshold level, the 2010 ICP provides for a payout at 80% of the target award, while performance exceeding the target level by 10% or more results in a payout of 110% of the targeted award amount. For performance below the threshold level, no award amount shall be paid for the particular performance metric.

The following table sets forth the 2010 ECP goals and weighting for Mr. Graham, as well as the application of the funding pool:

Funding Pool Calculation

Net Loan Footings	$590,304,788
Net Interest Margin	4.11%
Total Pool	$24,262

				Percentage
Criteria	Weight	Target	2010 Results	Of Goal	Payout

Loan and Loan Fee Growth	30%	$635,325,794	$590,304,788	93%	80%
Earnings Per Share	20%	$0.51	$0.66	129%	110%
Asset Ratio	15%	35%	53%	66%	0%
Asset Quality	15%	0.85%	1.51%	56.29%	0%

In addition to the four performance metrics set forth above, Executive Committee established a fifth metric (20% weighting) for Mr. Graham based upon the achievement of certain regulatory criteria, however, actual 2010 performance did not warrant a payout under this metric. Ultimately, as a result of the Company’s corporate performance during 2010, the Executive Committee awarded Mr. Graham a cash incentive award of $11,160.

Finally, in regards to Mr. Helmick, pursuant to the terms of his employment agreement, Mr. Helmick is entitled to receive commissions based upon the performance of the Farmers National Investments division of Farmers Bank. Specifically, Mr. Helmick is entitled to a commission payment of 4% on all Farmers National Investments gross monthly revenue up to $60,000, and a commission of 5% on all Farmers National Investments gross monthly revenue greater than $60,000. As a result of commission structure established in Mr. Helmick’s employment agreement, the Executive Committee determined that Mr. Helmick would not be a participant in the 2010 ICP. Based upon the performance of Farmers National Investments during 2010, Mr. Helmick received commissions totaling $55,272.

Perquisites and Other Compensation.

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for country club memberships provided by Farmers Bank to the named executive officers, executive officers did not receive any perquisites or personal benefits in 2010 that are not available to all employees.

Post-Retirement Arrangements

With the exception of the January 1, 2005 Deferred Compensation Agreement between Farmers Bank and Mr. Paden, post-retirement compensation other than healthcare benefits currently is not part of the compensation offered to the named executive officers. If structured properly, post-retirement compensation arrangements can serve as a valuable retention device, giving an executive incentive to remain employed with his or her employer in order to fully realize the promised post-retirement compensation. In its deliberations about executive compensation in 2010, the Compensation Committee considered the impact of shareholders’ failure to approve the Omnibus Equity Plan at the April 13, 2010 Annual Meeting, as well as shareholders’ failure at the August 19, 2010 Special Meeting to approve elimination of preemptive rights from the Company’s Articles, since such shareholder actions make it more difficult for the Compensation Committee’s to fashion comprehensive and competitive executive compensation arrangements, as a result of preventing the Committee from making equity-based compensation a part of the Company’s compensation framework. The Compensation Committee is currently considering whether a post-retirement compensation arrangement for executives could compensate in whole or in part for the lack of an equity component in executive compensation.

According to the terms of his Deferred Compensation Agreement, Mr. Paden is entitled to receive a monthly compensation benefit upon retirement. Specifically, pursuant to the terms of his Deferred Compensation Agreement, Mr. Paden is entitled to receive a benefit of $11,160 annually for 17 years for retirement from “active and daily service” on the November 1 occurring nearest his 65th birthday. Additional information regarding Mr. Paden’s Deferred Compensation Agreement are provided in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Executive Deferred Compensation Arrangement with Mr. Paden” beginning on page 27 of this proxy statement.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year, but performance-based compensation such as stock-option compensation and performance-based cash bonuses are generally exempt from the $1.0 million limit if awarded under a stockholder-approved plan. The Company expects that all of the compensation paid in 2010 and in 2011 to its named executive officers is and will be deductible. The Board of Directors and the Compensation Committee could, however, award non-deductible compensation as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of section 162(m) and the regulations issued under Section 162(m), there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of the Company’s policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor the Company’s compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Risk Management Committee works with the Compensation Committee in order to monitor the Company’s compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Risk Management Committees believe that the Company’s current compensation structure for its employees and its executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect on the Company. It is the opinion of the Compensation and Risk Management Committees that the Company’s current compensation programs appropriately balance risk and the desire to focus on the short-term and the long-term goals of the Company and does not encourage unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or formerly an officer of the Company or any of its subsidiaries. None of such directors had any business or financial relationship with the Company requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with the Company’s management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K.

Compensation Committee:

Anne Frederick Crawford, Chair
Lance J. Ciroli
David Z. Paull
Ronald V. Wertz

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to the Company’s named executive officers during 2010.

Summary Compensation Table

				Non-Equity
Name and			Stock	Incentive Plan	401(k)	All Other
Principal Position	Year	Salary($)(1)	Awards($)	Compensation($)(2)	Contributions($)(3)	Compensation($)		Total ($)

John S. Gulas	2010	$258,750	$0	$76,979	$6,831	$146,284	(4)	$488,844
President and Chief	2009	$204,167	$1,633	$38,973	$4,830	$1,546		$251,149
Executive Officer	2008	$84,849	$2,300	$15,231	$0	$0		$102,308
Carl D. Culp	2010	$162,000	$0	$48,195	$5,282	$1,882	(5)	$217,359
Exec. V.P. and Chief	2009	$140,800	$0	$13,375	$4,941	$558		$159,674
Financial Officer	2008	$136,196	$0	$23,439	$4,086	$652		$164,373
Frank L. Paden	2010	$250,600	$0	$52,626	$6,654	$5,220	(5)	$315,100
Executive Chairman of the	2009	$250,600	$0	$18,200	$6,640	$7,499		$282,939
Board and Secretary and	2008	$233,088	$0	$39,043	$6,188	$9,631		$287,950
Former President and Chief
Executive Officer
Mark L. Graham	2010	$121,243	$0	$11,160	$5,198	$4,995	(5)	$142,596
Senior Vice President and	2009	$117,861	$0	$46,800	$3,659	$904		$169,224
Senior Loan Officer	2008	$110,423	$0	$18,752	$3,763	$859		$133,797
Kevin J. Helmick	2010	$167,481	$0	$0	$4,542	$5,039	(5)	$177,062
Senior Vice President, Retail	2009	$132,806	$0	$0	$3,303	$420		$136,529
Services	2008	$106,199	$0	$13,543	$3,426	$341		$123,509

(1)	Pursuant to the terms of his employment contract, Mr. Helmick’s annual salary is comprised of a base salary and a monthly commission which is based on the amount of production generated from the Farmers National Investments (“Farmers Investments”) division of Farmers Bank. Mr. Helmick is paid a commission of 4% on all Farmers Investments gross monthly revenue up to $60,000, and a commission of 5% on all Farmers Investments gross monthly revenue which exceeds $60,000. Based upon the results of Farmers National Investments, Mr. Helmick received a commission of $55,272 in 2010.

(2)	The non-equity incentive plan compensation includes amounts earned under the 2010 ECP or 2010 ICP, as a result of achieving the goals specified for the designated year.

(3)	See page 21 of the “Compensation Discussion and Analysis” for additional information regarding the Company’s 401(k) Plan and matching contributions.

(4)	For Mr. Gulas, amount includes $140,710 in relocation expenses, $1,008 in Company paid life insurance premiums and $4,556 for country club dues.

(5)	For each executive, amounts consist of the cost of group term life insurance and other perquisite benefits.

Grants of Plan Based Awards

		Estimated Possible Payouts Under
		Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold($)	Target($)	Maximum($)

John S. Gulas(1)	09/14/2010	—	$90,563	—
Carl D. Culp(1)	09/14/2010	—	$56,700	—
Frank L. Paden(1)	09/14/2010	—	$87,710	—
Mark L. Graham(2)	03/09/2010	$0	$36,373	$48,497

(1)	As discussed in the Compensation Discussion and Analysis on page 21, the 2010 ECP provided participants the opportunity to earn an incentive compensation bonus of up to 35% of their base salary upon the achievement of specified performance metrics.

(2)	As discussed in the Compensation Discussion and Analysis on page 22, the 2010 ICP provided Mr. Graham the opportunity to earn a target incentive compensation bonus of 30%, with a maximum opportunity of 40%,; however, Mr. Graham award opportunity was subject to variation based upon the funding pool formula.

2010 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary and annual incentive bonus. Each executive officer also received other benefits as listed in the “All Other Compensation” Column. Each of the executive officers is under an employment agreement, as described in the section entitled “— Employment Agreements” below.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Date

John S. Gulas	2,000	3,000	(1)	6.50	07/22/2018

(1)	Award of stock options, one third of which vest on each of July 22, 2011, 2012, and 2013.

Pension Benefits

		Present Value of
		Accumulated
Name	Plan Name	Benefits ($)(1)

Frank L. Paden	Executive Deferred	$95,302
	Compensation Arrangement

(1)	Present Value of Accumulated Benefit is determined using a 6% discount rate.

Executive Deferred Compensation Arrangement with Mr. Paden

In 2005, Farmers Bank has entered into a Deferred Compensation Agreement with Mr. Paden. Under the terms of the Deferred Compensation Agreement, upon retirement, Mr. Paden is entitled to receive monthly payments of $930.00 each month for a period of 204 consecutive months. In the event that any payments remain payable to the executive officer at the time of his death, the remaining payments will be discounted to present value (at the rate of 6% compounded annually) and paid to his surviving spouse in a lump sum. If there is no surviving spouse, the lump sum payment will be made to the estate of Mr. Paden. Payments will be prorated in the event that Mr. Paden retires before the age of 65. In the event that Mr. Paden is terminated “For Cause” (as such term is defined under the Deferred Compensation Agreement), all benefits under the Deferred Compensation Agreement will be forfeited, and Mr. Paden will not be entitled to any benefit. The Deferred Compensation Agreement also provides that Mr. Paden will be available to perform consulting services for Farmers Bank during the period in which he is receiving payments, and prohibits him from entering into competition with Farmers Bank during that same period.

Employment Agreements

The Company, through Farmers Bank, has entered into employment agreements with each of the named executive officers, the material terms of which are discussed below.

Employment Agreement with John S. Gulas

On January 27, 2009, Farmers Bank entered into an employment agreement with John S. Gulas (the “Gulas Agreement”), which replaced Mr. Gulas’ prior employment agreement with Farmers Bank dated as of July 22, 2008. The Gulas Agreement has an initial term of thirty-six 36 months from January 31, 2009, with successive 36 month renewals unless written notice of termination is provided by either party 90 days prior to the expiration of the applicable term. The Gulas Agreement provides for an initial base salary of $175,000, which is subject to review on an annual basis. Mr. Gulas is also eligible to participate in the Company’s annual incentive compensation program according to terms and conditions applicable to all other executives and is eligible to receive equity awards.

Under the Gulas Agreement, if Mr. Gulas’ employment is terminated by the Company “Without Cause”, or by Mr. Gulas for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Gulas Agreement), Mr. Gulas is entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $7,292 or 1/24 of Mr. Gulas’ highest annual salary in effect within the 12 months prior to his termination; and (iii) a pro-rata participation in annual incentive program then in effect. If Mr. Gulas is terminated “For Cause,” he voluntarily terminates “Without Cause” or is terminated due to “Disability” or “Death” (as such terms are defined in the Gulas Agreement), Mr. Gulas is not entitled to severance payments. However, Mr. Gulas is terminated for Death or Disability, Mr. Gulas or his estate is entitled to receive a lump sum payment for unused vacation time and a pro-rata participation in the aforementioned incentive program. The Gulas Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacations, insurance and expense reimbursements.

Employment Agreement with Carl D. Culp

On December 23, 2008, Farmers Bank entered into an employment agreement with Carl D. Culp (the “Culp Agreement”), which has an initial term of 36 months from October 1, 2008, with successive 36 month renewals unless earlier terminated by either party in accordance with the termination provisions of the Culp Agreement. The Culp Agreement provides for an initial base salary of $140,800, which is subject to review on an annual basis. Mr. Culp is also be eligible to participate in the Company’s annual incentive compensation program according to terms and conditions applicable to all other executives and is eligible to receive equity awards.

Under the Culp Agreement, if Mr. Culp’s employment is terminated by the Company “Without Cause”, or by Mr. Culp for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Culp Agreement), Mr. Culp is entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $5,867 or 1/24 of Mr. Culp’s highest annual salary in effect within the 12 months prior to his termination; and (iii) a pro-rata participation in annual incentive program then in effect. If Mr. Culp is terminated “For Cause,” he voluntarily terminates “Without Cause” or is terminated due to “Disability” or “Death” (as such terms are defined in the Culp Agreement), Mr. Culp is not entitled to severance payments. However, Mr. Culp is terminated for Death or Disability, Mr. Culp or his estate is entitled to receive a lump sum payment for unused vacation time and a pro-rata participation in the aforementioned incentive program. The Culp Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacations, insurance and expense reimbursements.

Employment Agreement with Frank L. Paden

On December 23, 2008, Farmers Bank entered into an employment agreement with Frank L. Paden (the “Paden Agreement”), which has an initial term of 36 months from October 1, 2008, with successive 36 month renewals unless earlier terminated by either party in accordance with the termination provisions of the Paden Agreement. The Paden Agreement provides for an initial base salary of $238,600.00, which is subject to review on an annual basis, as well as a $12,000.00 per annum payment, less applicable withholding, for Mr. Paden’s services as a director of the Company. Mr. Paden is also be eligible to participate in the Company’s annual incentive compensation program according to terms and conditions applicable to all other executives and is eligible to receive equity awards.

Under the Paden Agreement, if Mr. Paden’s employment is terminated by the Company “Without Cause”, or by Mr. Paden for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Paden Agreement), Mr. Paden is entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $9,942 or 1/24 of Mr. Paden’s highest annual salary in effect within the 12 months prior to his termination; and (iii) a pro-rata participation in annual incentive program then in effect. If Mr. Paden is terminated “For Cause,” he voluntarily terminates “Without Cause” or is terminated due to “Disability” or “Death” (as such terms are defined in the Paden Agreement), Mr. Paden is not entitled to severance payments. However, Mr. Paden is terminated for Death or Disability, Mr. Paden or his estate is entitled to receive a lump sum payment for unused vacation time and a pro-rata participation in the aforementioned incentive program. The Paden Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacations, insurance and expense reimbursements.

Employment Agreement with Mark L. Graham

On December 23, 2008, Farmers Bank entered into an employment agreement with Mark L. Graham (the “Graham Agreement”), which has an initial term of 36 months from October 1, 2008, with successive 36 month renewals unless earlier terminated by either party in accordance with the termination provisions of the Graham Agreement. The Graham Agreement provides for an initial base salary of $115,692, which is subject to review on an annual basis. Mr. Graham is also be eligible to participate in the Company’s annual incentive compensation program according to terms and conditions applicable to all other executives and is eligible to receive equity awards.

Under the Graham Agreement, if Mr. Graham’s employment is terminated by the Company “Without Cause”, or by Mr. Graham for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Graham Agreement), Mr. Graham is entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to the greater of $4,820 or 1/24 of Mr. Graham’s highest annual salary in effect within the 12 months prior to his termination; and (iii) a pro-rata participation in annual incentive program then in effect. If Mr. Graham is terminated “For Cause,” he voluntarily terminates “Without Cause” or is terminated due to “Disability” or “Death” (as such terms are defined in the Graham Agreement), Mr. Graham is not entitled to severance payments. However, Mr. Graham is terminated for Death or Disability, Mr. Graham or his estate is entitled to receive a lump sum payment for unused vacation time and a pro-rata participation in the aforementioned incentive program. The Graham Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacations, insurance and expense reimbursements.

Employment Agreement with Kevin J. Helmick

On December 23, 2008, Farmers Bank entered into an employment agreement with Kevin J. Helmick (the “Helmick Agreement”), which has an initial term of 36 months from October 1, 2008, with successive 36 month renewals unless earlier terminated by either party in accordance with the termination provisions of the Helmick Agreement. The Helmick Agreement provides for an initial base salary of $75,000, which is subject to review on an annual basis. Mr. Helmick is also to be paid certain monthly commissions of between five percent and seven and one-half percent of gross monthly revenue generated from Farmers Bank’s Farmers National Investments division on certain financial services products. Mr. Helmick is also be eligible to receive equity awards and to participate in the Company’s annual incentive compensation program according to terms and conditions applicable to all other executives; however, Mr. Helmick has not historically participated in such annual incentive plan as a result of his commission compensation structure.

Under the Helmick Agreement, if Mr. Helmick’s employment is terminated by Company “Without Cause”, or by Mr. Helmick for “Good Reason” or due to a “Change in Control” (as such terms are defined in the Helmick Agreement), Mr. Helmick is entitled to receive: (i) a lump sum payment equal to unused vacation time; (ii) 72 bi-monthly severance payments, each of which shall be equal to 1/24 of Mr. Helmick’ annual salary in effect prior to his termination; and (iii) a pro-rata participation in annual incentive program then in effect. If Mr. Helmick is terminated “For Cause,” he voluntarily terminates “Without Cause” or is terminated due to “Disability” or “Death” (as such terms are defined in the Helmick Agreement), Mr. Helmick is not entitled to severance payments. However, Mr. Helmick is terminated for Death or Disability, Mr. Helmick or his estate is entitled to receive a lump sum payment for unused vacation time and a pro-rata participation in the aforementioned incentive program. The Helmick Agreement also contains customary provisions regarding post-employment competition and anti-solicitation, vacations, insurance and expense reimbursements.

Potential Payments Upon Termination or Change in Control

The table below sets forth a summary of the potential amounts payable to each named executive officer, under various termination scenarios, including those provided pursuant to the terms of the employment agreements described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Agreements” beginning on page 27 of this proxy statement. The figures in the table are based on an assumed termination occurring on December 31, 2010.

	Severance Benefit as December 31, 2010
	Voluntary
	Termination	Involuntary
	Without	Termination
	Good	Without		Voluntary
	Reason	Cause or		Termination as a
	or Involuntary	Voluntary		Result of a Demotion
	Termination for	for Good		after a Change in
Name	Cause(1)	Reason(2)	Disability or Death(3)	Control(2)

John S. Gulas(4)	$0	$775,800	$0	$775,800
Carl D. Culp	$0	$486,000	$0	$486,000
Frank L. Paden(5)	$0	$751,800	$0	$751,800
Mark L. Graham	$0	$363,699	$0	$363,699
Kevin J. Helmick	$0	$475,191	$0	$475,191

(1)	Pursuant to the terms of each named executive officer’s employment agreement, executives do not receive any benefits as a result of voluntary termination without “Good Reason” or involuntary termination by Farmers Bank with “Cause” Each of the employment agreements provide that the term “Good Reason” is defined to mean an adverse change in the executive’s employment arrangement, such as: (i) a material diminution of the executive’s duties or responsibilities; (ii) a reduction in base salary of more than 20%; (iii) a change in work location increasing the executive’s commute by 50 miles or more, or (iv) a material breach by Farmers Bank of the executive’s employment agreement.

(2)	The severance benefit for each of the named executive officers, other than Mr. Helmick, is continuation for three years of the executive’s highest salary at or within 12 months before termination, or if higher the salary stated in the executive’s respective employment agreement. In the case of each named executive officer, the base salary provided in 2010 exceeded the salary stated in their respective employment agreement. Consequently, the salaries are derived from the Summary Compensation Table. For Mr. Helmick, his employment agreement provides for a salary continuation benefit of three years of his taxable compensation at the time of termination, which includes not only Mr. Helmick’s salary but also any commissions, bonus, incentive compensation, or other W-2 reportable compensation. Each of the employment agreements also provides that the named executive officers would be entitled to a lump-sum payment for the value of unused vacation time, along with a payment for the portion of the annual incentive benefit earned by the executive before termination. But because termination is assumed for purposes of the table to have occurred on December 31, 2010, there would be no partial-year annual incentive benefit payable to the executives. Instead the annual incentive benefit payable to the executives had their employment terminated on December 31, 2010 is the annual incentive benefit included in the Summary Compensation Table. The table likewise assumes that the executives would receive no benefit for the value of unused vacation time. The employment agreements provide that unused vacation time cannot be carried over from one year to the next.

(3)	The named executive officers’ employment agreements generally provide no benefit for termination occurring as the result of “Death” or “Disability” (as such terms are defined), except that the named executive officer or his estate would be entitled to a lump-sum payment for the value of unused vacation time and a payment for the portion of the annual incentive benefit earned by the executive before termination. However, because termination is assumed for purposes of the table to have occurred on December 31, 2010, there would be no partial-year annual incentive benefit payable to the named executive officers. Instead the annual incentive benefit payable to each named executive officer had their employment terminated on December 31, 2010 is the annual incentive benefit included in the Summary Compensation Table. The table likewise assumes that the executives would receive no benefit for the value of unused vacation time, as vacation unused vacation time cannot be carried over from one year to the next.

(4)	Unvested, unexercisable stock options granted under the 1999 Stock Option Plan become fully vested and exercisable when a merger or asset sale occurs, unless the acquiring entity assumes the obligations of the outstanding options. Of the named executive officers, Mr. Gulas is the only one who held unvested stock options on December 31, 2010. On July 22, 2008, Mr. Gulas was granted options to acquire 5,000 common shares, which vest in five equal installments on the first five anniversaries of the award grant date. Accordingly, options to acquire 2,000 shares were vested and exercisable as of December 31, 2010 and options to acquire the remaining 3,000 shares were unvested and unexercisable on that date. The exercise price of the options held by Mr. Gulas is $6.55. As reported on the Over-The-Counter Bulletin Board (the “OTCBB”), the per share closing price of the Company’s common shares on December 31, 2010 was $3.62. Consequently, the per share exercise price of the options held by Mr. Gulas was approximately 181% of the per share market price of the common shares on December 31, 2010 and, therefore, the table reflects no value for the accelerated stock option vesting that would have occurred because of a hypothetical December 31, 2010 change in control.

(5)	In addition to the amounts provided, Mr. Paden is also entitled to a retirement benefit under his Deferred Compensation Agreement, which is described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Executive Deferred Compensation Arrangement with Mr. Paden” beginning on page 27 of this proxy statement. For voluntary termination by Mr. Paden for any reason or involuntary termination of Mr. Paden by Famers Bank without “Cause” (as such term is defined in the Deferred Compensation Agreement) before Mr. Paden attains age 65, Mr. Paden’s annual benefit would be payable monthly beginning seven months after termination and would continue for 17 years, but the $11,160 annual benefit amount would be reduced by one-seventeenth for each year between the November 1 after termination to the November 1 after attaining age 65. In the event that Mr. Paden’s employment is terminated on December 31, 2010, his annual benefit payable for 17 years would have therefore been $7,878. In addition, in the event that Mr. Paden’s employment terminated on December 31, 2010 because of disability, his annual benefit under the Deferred Compensation Agreement would have been $11,160 multiplied by a fraction equal to (1) Mr. Paden’s total years of service divided by (2) the total number of years from the date Mr. Paden was hired to the date he attains age 65. The disability benefit would likewise be payable monthly for 17 years, beginning in the month after termination. Mr. Paden’s service with Famers Bank began in 1974, when he was age 23. Consequently, in the event Mr. Paden terminated because of disability on December 31, 2010, he would have served for 36 years, with a total of 42 years from the date service began to the date when he would attain age 65, resulting in an annual benefit of approximately 86% of the full $11,160 annual benefit, or approximately $9,598. In the event that Mr. Paden is terminated by Farmers Bank for “Cause,” he is not entitled to any benefit under his Deferred Compensation Agreement.

Director Compensation

The following table sets forth compensation information on each of the non-employee directors of the Company. Directors who are also employees of the Company receive no additional compensation for their services as a director.

	Fees Earned
	or Paid in
Name	Cash ($)(1)	Total ($)

Benjamin R. Brown	$24,000	$24,000
Lance J. Ciroli	$6,000	$6,000
Anne Fredrick Crawford	$28,500	$28,500
James R. Fisher	$20,500	$19,000
Joseph D. Lane	$25,000	$25,000
Ralph D. Macali	$26,000	$26,000
David Z. Paull	$0	$0
Earl R. Scott	$31,000	$28,000
Ronald V. Wertz	$28,000	$28,000

(1)	Directors received a monthly retainer of $1,000 for serving on the Company’s Board of Directors and receive a $500 fee for each committee meeting attended. For Messrs. Fisher and Scott, amount also includes fees earned for services as a director of Farmers Trust Company, which totaled $1,500 and $3,000, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2010, Crowe Horwath LLP (“Crowe Horwath”). The Audit Committee also discussed with Crowe Horwath matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Crowe Horwath provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with Crowe Horwath any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of Crowe Horwath, and the Audit Committee has satisfied itself as to Crowe Horwath’s independence.

Based upon the Audit Committee’s discussion with management and Crowe Horwath, and the Committee’s review of the representation of management and the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Crowe Horwath be retained as the Company’s independent registered public accounting firm for the 2011 fiscal year.

The Audit Committee:

Earl R. Scott, Chair
Ralph D. Macali
David Z. Paull

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Crowe Horwath to act as the independent registered public accounting firm to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2011. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Crowe Horwath was the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2010, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and thus, will have the same effect as a vote against Proposal Two. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of the Company’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Crowe Horwath and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by Crowe Horwath for fiscal 2010 and 2009 were as follows:

	2010	2009

Audit Fees	$212,500	$205,000
Audit-Related Fees	$120,770	$26,881
Tax Fees	$25,400	$13,300
All Other Fees	$0	$0

Audit Fees consist of fees billed in the last two fiscal years for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of the Company’s financial statements and the audit of the Company’s 401(k) plan. The fees billed in 2010 also include services related to performing accounting due diligence and providing required consents and comfort letters in connection with a shareholder rights offering during the fiscal year.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act and corresponding Commission rules enable the Company’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with Commission rules. Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

The Board of Directors believes that the Company’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are imperative to align the compensation of the Company’s named executive officers with the Company’s short-term goals and long-term success and that such compensation and incentives are designed to attract, retain and motivate the Company’s key executives who are directly responsible for the Company’s continued success. In addition, the Board of Directors believes that its pay-for-performance philosophy and incentive-based compensation opportunities are designed to be competitive with the opportunities offered by similarly situated financial institutions. This compensation philosophy, and the programs and policies adopted and approved by the Compensation Committee thereunder, has allowed the Company to attract and retain talented financial services executives necessary to successfully lead the Company during the recent period of economic turbulence.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of the Company’s named executive officers in the section captioned “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

The proposal to approve the resolution regarding the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to the Company’s named executive officers, or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and corresponding Commission rules also enable the Company’s shareholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Accordingly, the following resolution is submitted for an advisory shareholder vote at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, that the frequency with which they prefer to have an advisory vote on executive compensation is:

•	every three years;

•	every two years;

•	every year; or

•	abstain from voting.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and recommends that shareholder vote for a frequency of “1 Year” for future advisory votes on executive compensation. The Board of Directors believes that an annual advisory vote will enable the Company’s shareholders to provide timely, direct input on the Company’s executive compensation program as disclosed in the proxy statement each year, and is consistent with the Company’s efforts to engage in an ongoing dialogue with its shareholders.

The proposal to determine the frequency of holding an advisory vote on the Company’s executive compensation requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote for “1 Year,” “2 Years,” “3 Years,” or “Abstain.” Broker non-votes and proxies marked “Abstain” will not be counted toward the frequency of any specified time period and, thus, will have no effect other than that they will be counted for establishing a quorum. As this is an advisory vote, it is not binding on the Compensation Committee or the Board of Directors and the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the preference receiving the highest number of votes. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY
OF “1 YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FIVE — APPROVAL OF AMENDMENT TO ARTICLE XIII OF THE ARTICLES OF INCORPORATION, AS AMENDED

General

On February 8, 2011, the Board of Directors adopted resolutions declaring it advisable and in the best interests of the Company and its shareholders that Article XIII be amended in order to eliminate preemptive rights, and unanimously proposing and recommending to the Company’s shareholders that the proposed amendment be adopted.

Description of Preemptive Rights and Purpose of the Proposed Amendment

The Board of Directors is recommending that shareholders vote “FOR” the adoption of the proposed amendment because the Board believes that eliminating preemptive rights will enable the Company to raise capital more efficiently and with fewer costs. At the same time, the Board of Directors believes that the historical protection that preemptive rights offered to shareholders is no longer critical to protect the shareholders of a public company, such as the Company, against dilution of their voting power.

Under Article XIII, as currently in effect, the holders of common shares have the preemptive right, upon the offering or sale of any common shares for cash, to purchase such shares in proportion to their respective holdings at the price fixed for the sale of the shares, with limited exemptions. However, holders of the Company’s common shares do not have preemptive rights with respect to common shares that are offered or sold that are:

•	treasury shares,

•	issued as a share dividend,

•	for consideration other than money,

•	issued upon exercise of stock options,

•	issued upon the conversion of convertible shares,

•	issued as satisfaction of pre-emptive rights, or

•	released from pre-emptive rights.

In addition, no pre-emptive rights are provided if shares are issued in exchange for the outstanding securities of another corporation or if securities are issued pursuant to the terms of a dividend reinvestment plan.

The Board of Directors believes it is important to maintain maximum flexibility to raise capital from appropriate sources. The primary effect of current Article XIII is to restrict the Company’s ability to utilize the most effective means to raise equity capital in a timely and efficient manner. During January 2011, the Company conducted a rights offering in order to satisfy the shareholders’ pre-emptive rights, with a subsequent public re-offer of the shares not purchased by current shareholders along with a sale of treasury shares to certain standby investors, which are excepted from pre-emptive rights. As of February 28, 2011, the Company has no remaining treasury shares with which to conduct a capital raise that would be excepted from satisfaction of shareholder’s preemptive rights.

The elimination of preemptive rights will give the Company greater flexibility in raising additional capital if necessary and an enhanced ability to negotiate the most favorable terms in light of then prevailing circumstances and market conditions. The Company’s Board of Directors must approve the terms and conditions under which any common shares are sold by the Company. However, as demonstrate by the Company’s recent rights offering, it can be time consuming to notify each shareholder of the shareholder’s preemptive rights, and that process can cause delays, increase the costs of raising capital and negatively impact pricing of capital to be issued. Similarly, there would be costs and delays associated with holding a meeting of the shareholders for the purpose of releasing preemptive rights in respect of a proposed share issuance. Given the size of the Company’s shareholder base and the fact that its common shares are publicly traded, the Board of Directors believes that having pre-emptive rights in the Articles prevents the Company from taking full advantage of the public trading markets and restricts the Company’s ability to raise capital in an efficient manner.

The original purpose of preemptive rights was to prevent a corporation or a majority of shareholders of the corporation from diluting a minority shareholder’s interest. Although these rights may be beneficial in the context of a smaller, privately-held, companies, they present a cumbersome restriction on the ability of a public company to issue and sell shares for appropriate corporate purposes. Moreover, unlike a minority shareholder in a private company, a shareholder of a public company can prevent dilution of the shareholder’s voting power simply by purchasing more shares on the open market.

Preemptive rights were originally developed in the United States during the 19th century. However, during the 20th century, most public companies abandoned these rights. In fact, in 2000, Section 1701.15 of the Ohio General Corporation Law was amended to provide that shareholders of an Ohio corporation do not have pre-emptive rights unless such rights are expressly granted in the company’s articles of incorporation. However, Ohio corporations formed prior to March 16, 2000, such as the Company, would continue to have pre-emptive rights, unless the shareholders amend (or had previously amended) the articles of incorporation to eliminate preemptive rights.

Few public companies which have a shareholder base the size of Company’s still provide preemptive rights to their shareholders. The Board of Directors has been advised that preemptive rights are rare among similarly-sized public companies because the related loss of flexibility in raising capital is widely recognized as undesirable. In order to obtain capital on the most advantageous terms, it is important for the Company to have a wide variety of financing alternatives. By eliminating the pre-emptive rights provisions from the Articles, the Board believes that the Company will be strengthened by an enhanced ability to negotiate favorable financing terms at potentially critical times in light of the then prevailing circumstances and market conditions. Consequently, the Board has determined that it would be in the best interests of the Company and its shareholders to eliminate these preemptive rights, and the Board adopted, subject to shareholders’ approval, an amendment to the Articles as set forth under Proposal Five to amend Article XIII to eliminate pre-emptive rights.

Failure by the shareholders to approve the proposed amendment will prevent the Company from accessing the most cost-effective source of equity capital and will diminish the Company’s ability to timely and efficiently respond to changing economic and financial conditions.

Proposal

It is proposed that Article XIII of the Articles be amended to eliminate pre-emptive rights. If the proposal is approved by shareholders, new Article XIII would read in its entirety as follows:

ARTICLE XIII:

Except as may be specifically designated by the Board of Directors pursuant to Article IV, no holder of shares of the corporation of any class, as such, shall have the pre-emptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, including any warrant, right or option to any share or other security, whether such share or security of such class are now or hereafter authorized.

Vote Required

The proposal to amend Article XIII of the Articles requires the affirmative vote of the holders of common shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “For,” “Against,” or “Abstain” from voting on Proposal Five. Abstentions and broker non-votes will have the same effect as votes against Proposal Five.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE “FOR” ADOPTION OF THE AMENDMENT TO ARTICLE XIII OF THE ARTICLES TO ELIMINATE PREEMPTIVE RIGHTS AND APPROVAL OF PROPOSAL FIVE.

PROPOSAL SIX — APPROVAL OF AMENDMENT TO ARTICLE II, SECTION 6 OF THE AMENDED CODE OF REGULATIONS

General

The Board recommends that Article II, Section 6 of the Regulations be amended to conform to the minimum standard for compliance with NASDAQ listing requirements.

Currently, the Regulations provides that the shareholders present in person or by proxy at any meeting for the determination of the number of directors or the election of directors, or for the consideration or action upon reports required to be laid before such meeting, constitutes a quorum. At any meeting called for any other purpose, however, the holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or represented by proxy, shall constitute a quorum. NASDAQ listing requirements provide that the quorum requirement for a shareholder meeting be not less than one third of the outstanding shares of the applicable company’s common voting shares. The Regulations currently provide a quorum requirement for shareholder meetings, under certain circumstances, that is less than the minimum standard required by the NASDAQ. Consequently, on February 8, 2011, the Board of Directors adopted, subject to shareholders’ approval, an amendment to Article II, Section 6 of the Regulations to provide that a quorum for purposes of shareholder meetings shall consist of not less than one-third of the common shares entitled to vote at the meeting.

The common shares are currently quoted on the OTCBB under the symbol “FMNB.OB.” Due to the continued growth of Farmers Bank, it is the opinion of the Board of Directors that the best interests of its shareholders will be served by seeking to list the common shares on the NASDAQ. A listing on the NASDAQ will provide the opportunity for increased trading volume in the common shares and increased institutional and market analyst coverage.

The Company previously sought to list the common shares on the NASDAQ by requesting a waiver of the minimum quorum provision in the NASDAQ listing requirements. The NASDAQ refused to waive the minimum quorum requirements, so the Company did not pursue listing of the common shares on the NASDAQ at that time. Accordingly, failure by the shareholders to approve the proposed amendment set forth in Proposal Six will prevent the Company from listing the common shares on the NASDAQ.

Proposal

It is proposed that that Article II, Section 6 of the Regulations be amended to provide that for purposes of shareholder meetings a quorum shall consist of not less than one-third of the common shares entitled to vote at the meeting. If the proposal is approved by shareholders, new Article II, Section 6 of the Regulations would read in its entirety as follows:

Section 6. QUORUM.

The shareholders present in person, by proxy, or by the use of communications equipment representing not less than one third of the outstanding voting stock shall constitute a quorum for such meeting, except when a greater proportion is required by law or the Articles of Incorporation.

At any meeting at which a quorum is present, all questions and business which shall come before the meeting shall be determined by the vote of the holders of a majority of such voting shares as are represented in person or by proxy, except when a greater proportion is required by law or the Articles of Incorporation.

The holders of a majority of the voting shares represented at any meeting, whether or not a quorum is present, may adjourn such meeting from time to time and from place to place without notice other than by announcement at the meeting, except when a greater proportion is required by law or the Articles of Incorporation.

Vote Required

The proposal to amend Article II, Section 6, of the Regulations requires the affirmative vote of the holders of a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal Six. Abstentions and broker non-votes will have the same effect as votes against Proposal Six.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF PROPOSAL SIX.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

Frank L. Paden
Secretary

Canfield, Ohio
March 22, 2011

REVOCABLE PROXY Farmers National Banc Corp. ANNUAL MEETING OF SHAREHOLDERS April 28, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints JOHN S. GULAS, CARL D. CULP AND FRANK L. PADEN, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 28, 2011, at 3:30 p.m., Eastern Time, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO, THREE, FIVE AND SIX AND FOR “1 YEAR” ON PROPOSAL FOUR. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE FARMERS NATIONAL BANC CORP. — ANNUAL MEETING, APRIL 28, 2011 YOUR VOTE IS IMPORTANT! IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2011 The proxy statement, Form 10-K for the year ended December 31, 2010 and the 2010 Annual Report to Shareholders are available at http://www.farmersbankgroup.com. You can vote in one of three ways: 1. Call toll free 1-866-849-9670 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/fmnb.ob and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS 6896

REVOCABLE PROXY PLEASE MARK VOTES Farmers National Banc Corp. Annual Meeting of Shareholders X AS IN THIS EXAMPLE With- For All 2. To ratify the appointment of Crowe Horwath LLP as the For Against Abstain For hold Except 1. The election of three Class I Directors Company’s independent registered public accounting firm for the year ending December 31, 2011. For Against Abstain Nominees: 3. To approve the advisory proposal regarding the Company’s executive compensation. (01) Gregory C. Bestic (02) John S. Gulas 1 Year 2 Years 3 Years Abstain (03) Ronald V. Wertz 4. To recommend the frequency of a vote on executive compensation. INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” For Against Abstain 5. To consider and vote upon a proposal to amend Article and write that nominee(s’) name(s) or number(s) in the space provided below. XIII of the Company’s Articles of Incorporation, as amended, to eliminate pre-emptive rights. 6. To consider and vote upon a proposal to amend Article II, For Against Abstain Section 6, of the Company’s Amended Code of Regulations, to provide that a quorum for purposes of a shareholder meeting consists of not less than one-third of the Company’s common shares entitled to vote at a meeting. 7. Such other business which is properly brought before said meeting and any adjournments thereof. The Board of Directors Recommends a Vote FOR All Nominees and FOR Proposals 2, 3, 5 and 6 and 1 YEAR for Proposal 4. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Meeting and a proxy statement. Please be sure to date and sign Date this proxy card in the box below. Sign above Co-holder (if any) sign above IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW. FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS S Shareholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 28, 2011. It is not necessary to return this proxy if you vote by telephone or Internet. Vote by Internet Vote by Telephone anytime prior to Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 28, 2011 go to 3 a.m., April 28, 2011 https://www.proxyvotenow.com/fmnb.ob 1-866-849-9670 Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. ON-LINE ANNUAL MEETING MATERIALS: http://www.farmersbankgroup.com Your vote is important!